Exhibit 1: Consolidated Income Statement
(Nine Months Ended September-04)

	Ch$ millions			US$ millions (1)
	YTD Sep 03	YTD Sep 04	% Change	YTD Sep 03	YTD Sep 04	% Change

Revenues	187,459	248,035	32.3%	283.6	407.3	43.6%
COGS	(163,343)	(210,664)	29.0%	(247.1)	(346.0)	40.0%
Gross Income	24,117	37,371	55.0%	36.5	61.4	68.2%
Gross Margin	12.9%	15.1%	-	12.9%	15.1%	-
SG&A	(16,697)	(17,010)	1.9%	(25.3)	(27.9)	10.6%
% sales	8.9%	6.9%	-	8.9%	6.9%	-
Operating Income	7,420	20,361	174.4%	11.2	33.4	197.9%
Operating Margin	4.0%	8.2%	-	4.0%	8.2%	-
Financial Income	946	913	-3.5%	1.4	1.5	4.8%
Equity in Earning (Losses) of Related Companies	48	104	117.6%	0.1	0.2	136.2%
Other non-Operating Income	597	195	-67.3%	0.9	0.3	-64.5%
Financial Expenses	(11,179)	(7,649)	-31.6%	(16.9)	(12.6)	-25.7%
Positive Goodwill Amortization	(1,611)	(1,417)	-12.0%	(2.4)	(2.3)	-4.5%
Other non-Operating Expenses	(2,785)	(2,286)	-17.9%	(4.2)	(3.8)	-10.9%
Price-level Restatement	1,783	(384)	N/A	2.7	(0.6)	N/A
Non-Operating Results	(12,201)	(10,524)	-13.7%	(18.5)	(17.3)	-6.4%
Income (Loss) Before Income Taxes	(4,782)	9,837	N/A	(7.2)	16.2	N/A
Income Tax	(970)	(1,532)	58.0%	(1.5)	(2.5)	71.5%
Extraordinary Items	-	-	N/A	0.0	0.0	N/A
Minority Interest	121	(617)	N/A	0.2	(1.0)	N/A
Negative Goodwill Amortization	4	-	N/A	0.0	0.0	N/A
Net Income (Loss)	(5,627)	7,688	N/A	(8.5)	12.6	N/A

1 Exchange rate on September-04 2004 US$1.00 = 608,9
Exchange rate on September-04 2003 US$1.00 = 660,97